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                                                                     EXHIBIT 3.1


                              RESTATED CERTIFICATE
                                       OF
                                 INCORPORATION
                                       OF
                      UNITED STATES HOME HEALTH CARE CORP.

        The undersigned being the Secretary and President of United States Home Health Care Corp. (the "Corporation") pursuant to Section 807 of the Business Corporation Law of the State of New York, do hereby restate, certify and set forth:

        1. The name of the Corporation is United States Home Health Care Corp. The original Certificate of Incorporation was filed with the Secretary of State of the State of New York on November 30, 1981.

        2. Pursuant to Section 807 of the Business Corporation Law of the State of New York, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the certificate of incorporation of this Corporation.

        3. The Certificate of Incorporation, as amended heretofore is hereby further amended to effect the following amendments authorized by the Business Corporation Law of the State of New York:

                (a) to change the address for service of process upon the Corporation;

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                (b)  (1)  to change the number of issued common shares from
                          1,107,030 to 2,088,960 at the rate of 1 for 1 and
                          490,968;
                          -------
                          553,515

                     (2) to change the number of unissued common shares from 892,970 to 7,911,034 at the rate of 8.859 for 1.


                     (3) to create a class of 2,000,000 shares of preferred stock, par value $.01 per share.

                (c) to further define voting and other rights as among each class of capital stock of the Corporation; and

                (d) provide for indemnification of the Board of Directors of the Corporation.

        4. Effective upon the filing of this Restated Certificate of Incorporation, the certificate of incorporation of this Corporation, as heretofore amended or supplemented, shall be restated and further amended to read in its entirety as follows:

                ARTICLE FIRST: The name of the Corporation is United States Home Health Care Corp.

                ARTICLE SECOND: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body.


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                ARTICLE THIRD: The office of the Corporation is to be located in the County of Westchester, State of New York. The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any such process against the Corporation served upon him is c/o Leslie J. Levinson, Esq., Dow, Lohnes & Albertson, 437 Madison Avenue, New York, New York 10022.

                ARTICLE FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is twelve million (12,000,000) shares, consisting of ten million (10,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock") and two million (2,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

                The designations, voting powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, in respect of each class of such stock, and the express grant of authority to the Board of Directors to fix by resolution the designations, voting powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions in respect of each series of the Preferred Stock that are not fixed shall be as follows:

                                       I.

                                PREFERRED STOCK

        The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to Section 502 of the Business Corporation Law of the State of New York, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.



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        The authority of the Board of Directors with respect to each series of
Preferred Stock shall include, but not be limited to, the determination of the following:

                (a) The number of shares constituting that series and the distinctive designation of that series;

                (b) The dividend rate or rates, if any, on the shares of that series and/or method of determining such rate or rates, whether dividends shall be cumulative, and, if so, from which date or dates, the conditions and dates upon which any dividends are payable, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                (c) Whether or not the shares of that series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

                (d) Whether or not the shares of that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including the price or prices or the rate or rates of conversion and any provision for the adjustment of the conversion rate in such events as the Board of Directors shall determine;

                (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                (f) Whether or not shares of that series shall have a sinking fund for the redemption or purchase of shares of that series, and any other requirement as to the redemption, purchase or other retirement by the Corporation of the shares of that series, and, if so, the terms and amount of such sinking fund or other requirement;

                (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and



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                (h)  Any other relative rights, preferences and limitations of that series.


                                      II.

                                  COMMON STOCK

         1. Dividends. Subject to the rights of the holders of any series of Preferred Stock which may be outstanding and subject to any other provisions of this Restated Certificate of Incorporation, as amended from time to time, holders of Common Stock shall be entitled to receive equally on a per share basis such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that the Board of Directors shall declare no dividend, and no dividend shall be paid, with respect to any outstanding share of Common Stock, whether paid in cash or property (including, without limitation, shares of Common Stock paid on or with respect to shares of Common stock (collectively, "Stock Dividends")), unless, simultaneously, the same dividend (in the case of Stock Dividends, stock of the class on or with respect to which the dividend is paid in the same percentage, relative to the total number of shares of such class issued and outstanding immediately prior to the payment of such dividend, as the Stock Dividend on or with respect to the other class bears to the number of shares of such class issued and outstanding immediately prior to the payment of such dividend) is paid with respect to each share of Common Stock.

        2.      Voting.

                (a) Each share of the Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the stockholders of the Corporation on all propositions before such meetings on which the stockholders are entitled to vote.

                (b) Except as otherwise required by statute or specifically provided by this Restated Certificate of Incorporation or resolutions providing for the issuance of Preferred Stock, holders of the Common Stock shall have the sole right and power to vote on all matters on which a vote

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of stockholders is to be taken. The holders of Common Stock shall vote together as a single class, subject to any votes that may be granted to holders of any series of Preferred Stock.

                (c) Notwithstanding anything in this Section 2 to the contrary, subject to the voting rights of the holders of any series of Preferred Stock which may be outstanding, the holders of Common Stock shall have exclusive voting power on all matters upon which, pursuant to this Restated Certificate of Incorporation or applicable laws, the holders of common stock are entitled to vote.

        3.      Liquidation Rights.

        Upon any Liquidation, after payment in full of all amounts to the holders of any series of Preferred Stock which may be outstanding, the remaining assets and funds of the Corporation shall be divided among and paid ratably to the holders of Common Stock.


                                      III.

                        GENERAL PROVISIONS WITH RESPECT
                            TO ALL CLASSES OF STOCK

        No holder of Preferred Stock or Common Stock shall have any right as such holder to purchase or subscribe for any security of the Corporation now or hereafter authorized or issued. All such securities may be issued and disposed of by the Board of Directors to such persons, firms, corporations and associations for such lawful considerations, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any part thereof, to the holders of Preferred Stock or Common Stock.

                ARTICLE FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation, subject to any specific limitation on such power provided by any By-laws adopted by the stockholders.

                ARTICLE SIXTH:  The Corporation is to have perpetual existence.


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        ARTICLE SEVENTH:  The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the By-laws of the Corporation. Election of directors need not be by written ballot unless the By-laws so provide.

        ARTICLE EIGHTH:

        (1) LIMITATION ON LIABILITY. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability determined by final judgment (i) resulting from acts committed in bad faith or involving intentional misconduct or a knowing violation of law, (ii) whereby the director personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (iii) whereby the director's acts violated Section 719 of the Business Corporation Law of the State of New York. If the Business Corporation Law of the State of New York is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Law of the State of New York, as so amended. Any repeal or modification of this Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        (2)  INDEMNIFICATION AND INSURANCE.

                (a) Each person who was or is made a party or is threatened to be made a party to or is or was involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or

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agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Business Corporation Law of the State of New York as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in subsection 2(b) of this Article EIGHTH with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this subsection 2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Business Corporation Law of the State of New York requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this subsection 2 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same

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scope and effect as the foregoing indemnification of directors and officers.

                (b) If a claim under subsection 2(a) is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the applicable standard of conduct set forth in Business Corporation Law of the State of New York for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Business Corporation Law of the State of New York, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this subsection 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

                (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or

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        another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law of the State of New York.

                ARTICLE NINTH: In addition to any other considerations which the Board of Directors may lawfully take into account, in determining whether to take or to refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Corporation, the Board of Directors may take into account the interests of creditors, customers, employees and other constituencies of the Corporation and its subsidiaries and the effect upon communities in which the Corporation and its subsidiaries do business.

                ARTICLE TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation; any other provisions authorized by the laws of the State of New York at the time in force may be added or inserted, in the manner now or hereafter provided herein or by statute; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as amended are granted subject to the rights reserved in this Article.

        5. This Restated Certificate of Incorporation has been duly authorized by unanimous written consent of the Board of Directors and by vote of a majority of all the outstanding shares of the Corporation entitled to vote thereon at a meeting of shareholders.

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        IN WITNESS WHEREOF, the undersigned have executed and verified this
Restated Certificate of Incorporation of the Corporation and do affirm the foregoing as true under penalties of perjury this 6th day of December, 1990.


                                United States Home Health Care Corp.


                                By:  /s/ Robert Giuliano
                                     --------------------------------
                                     Robert Giuliano
                                     President


/s/ Leslie J. Levinson
----------------------
Leslie J. Levinson
Secretary







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                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      UNITED STATES HOME HEALTH CARE CORP.



                 Under Section 807 of the Business Corporation
                          Law of the State of New York







                            Dow Lohnes & Albertson
                               437 Madison Avenue
                           New York, New York  10022



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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                      UNITED STATES HOME HEALTH CARE CORP.

               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

        WE, THE UNDERSIGNED, Gene Berger and Leslie J. Levinson, being, respectively, the Vice President and the Secretary of United States Home Health Care Corp. hereby certify:

        1.  The name of the corporation is United States Home Health Care Corp.

        2. The original certificate of incorporation of said corporation was filed by the Department of State on the 30th day of November, 1981. The restated certificate of incorporation of said corporation was filed by the Department of State on the 12th day of December, 1990.

        3.  The restated certificate of incorporation is amended as follows:
(i) to change the name of the corporation to Transworld Home HealthCare, Inc.,
(ii) to change the address for service of process upon the corporation, and
(iii) to effect a one-for-2.0914272 reverse stock split.

        3. To effect the change of name of the corporation and the change of address for service of process upon

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the corporation, the following Articles of the restated certificate of incorporation of the corporation are hereby amended to read as follows:

                "ARTICLE FIRST: The name of the Corporation is Transworld Home HealthCare, Inc.",

                "ARTICLE THIRD: The office of the Corporation is to be located in the County of Westchester, State of New York. The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any such process against the corporation served upon him is c/o Leslie J. Levinson, Esq., Baer Marks & Upham, 805 Third Avenue, New York, New York 10022."

                5. To effect the reverse split, the following paragraph is hereby stated:

                Effective on the date that this Certificate of Amendment is filed with the Secretary of State of the State of New York, and without further action on the part of this corporation or the holders of its outstanding common stock immediately prior thereto (the "Outstanding Common"), each 2.0914272 shares of Outstanding Common shall be changed into one share of fully paid and non-assessable common stock, except that no fractional shares of common stock will be issued. Prior to the reverse split becoming effective there were 4,528,736 shares of Outstanding Common and 5,471,264 shares of unissued common stock, all shares having a par value of $.01 per share. After the reverse split, there will be 2,165,381 shares of Outstanding Common and 7,834,619 shares of unissued common stock, all shares having a par value of $.01 per share. Each holder of Outstanding Common who would be entitled to receive any fraction of a share of common stock as a result of the foregoing exchange ratio shall receive from the corporation cash for his fractional share interest resulting from the reverse split based on an amount to be determined by the Board of Directors of the

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        corporation in its sole discretion. Effective on such date, each certificate representing shares of Outstanding Common shall be deemed to represent .4781424 of such shares of Outstanding Common. Each currently authorized but unissued share will be changed into
        1.4319578 unissued new share. After the reverse split, the corporation shall continue to have authority to issue ten million (10,000,000) shares of common stock, par value $.01 per share, and two million (2,000,000) shares of preferred stock, par value $.01 per share.

                6. Pursuant to the reverse split, as stated in paragraph five above, the first paragraph of Article Fourth will continue to read as follows:

                "ARTICLE FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is twelve million (12,000,000) shares, consisting of ten million (10,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock") and two million (2,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock")."

                7. The foregoing amendments of the restated certificate of incorporation of the corporation were authorized by the unanimous written consent of the Board of Directors of the corporation, followed by the vote of the holders of at least a majority of all of the outstanding shares of the corporation entitled to vote on the said amendments to the certificate of incorporation.

                IN WITNESS WHEREOF, we have subscribed this instrument on the date set forth below and do hereby affirm,


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under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Dated: August 5, 1997

                                /s/ Gene Berger
                                -------------------------------
                                Gene Berger, Vice President

                                /s/ Leslie J. Levinson
                                -------------------------------
                                Leslie J. Levinson, secretary


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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                      UNITED STATES HOME HEALTH CARE CORP.


              (UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW)






                              BAER, MARKS & UPHAM
                              805 THIRD AVENUE
                              NY, NY 10022




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